SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934 (Amendment No.   )

Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement         ( ) Confidential, for Use of the
                                            Commission Only (as permitted
(X) Definitive Proxy Statement              by Rule 14a-6(e)(2))

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TrustCo Bank Corp NY
------------------------------------------------
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X) $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transactions applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

( ) Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

TRUSTCO BANK CORP NY
320 State Street, Schenectady, New York 12305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders Of
TrustCo Bank Corp NY

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, will be held at Glen Sanders Mansion, One Glen Avenue, Scotia, New York 12302, on May 15, 1995, at 12:00 Noon local time for the purposes of considering and voting upon the following matters:

1.   Election of five directors.

2.   Adoption of the 1995 TrustCo Bank Corp NY Stock Option Plan.

3.   Approval of the appointment of independent auditors for 1995.

4. Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ William F. Terry
William F. Terry
Secretary

April 3, 1995

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME IF YOU WISH.

TRUSTCO BANK CORP NY
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 1995

This proxy statement is furnished in connection with the solicitation by the Board of Directors of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 12:00 Noon local time on Monday, May 15, 1995, at Glen Sanders Mansion, One Glen Avenue, Scotia, New York 12302.
This proxy statement and the form of proxy were first mailed to shareholders on April 3, 1995. Any shareholder executing a proxy which is solicited hereby has the power to revoke it. Revocation may be made by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.

Proxies will be solicited by mail. They also may be solicited by directors, officers, and regular employees of TrustCo and Trustco Bank, National Association of Schenectady, New York ("Trustco Bank"), a wholly-owned subsidiary of TrustCo, personally or by telephone or telegraph, but such persons will receive no additional compensation for such services. TrustCo has also retained Regan and Associates to aid in the solicitation of proxies for a fee of $4,000. The entire cost of this solicitation will be borne by TrustCo and Trustco Bank.

As of March 1, 1995, there were 14,654,868 outstanding shares of common stock, $1.00 par value (the "Common Stock"), of TrustCo. Only shareholders of record of such Common Stock at the close of business on March 24, 1995, are entitled to notice of and to vote at the Annual Meeting. Each shareholder of record on that date is entitled to one vote for each share of Common Stock held. With respect to each matter to be acted upon at the Annual Meeting, abstentions on properly executed proxy cards will be counted for purposes of determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

Full shares of Common Stock held for the account of shareholders participating in the Dividend Reinvestment and Stock Purchase Program will be voted in the same manner as those shareholders have authorized their shares held of record to be voted. If such shareholders fail to instruct how the shares registered in their names shall be voted, the shares held in their dividend reinvestment accounts will not be voted.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual shareholders meeting to be held in May of 1996 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 4, 1995. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting and other information is set forth below.

Item 1.  Election of Directors

The first item to be acted upon at the Annual Meeting is the election of five
(5) directors of TrustCo, each to serve on the TrustCo Board of Directors (the "TrustCo Board") for a three (3) year term until his successor shall have been duly elected and qualified. The incumbent directors whose terms are currently scheduled to expire at the Annual Meeting, and who have been nominated for reelection as directors (collectively, the "TrustCo Director Nominees") are as follows: M. Norman Brickman, Charles W. Carl, Jr., Robert
A. McCormick, Kenneth C. Petersen, and Philip J. Thompson.

TrustCo's Amended and Restated Certificate of Incorporation requires that the TrustCo Board shall consist of not less than twelve (12) nor more than fifteen (15) members, and the TrustCo By-Laws provide that the total number of directors may be fixed by resolution of the TrustCo Board or the shareholders.

The Amended and Restated Certificate of Incorporation and the By-Laws of TrustCo require the TrustCo Board to be divided into three (3) classes, as nearly equal in number as may be, with one class to be elected each year for a term of three years. The affirmative vote of at least a plurality of the votes cast by the holders of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors.

The pages that follow set forth information regarding the TrustCo Director Nominees, as well as information regarding the remaining members of the TrustCo Board whose terms of office do not expire this year. Proxies will be voted in accordance with specific instructions contained therein. Shares will be voted for the election of such TrustCo Director Nominees unless contrary instructions are set forth on the enclosed TrustCo proxy card. If any nominee shall be unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the TrustCo Board may recommend, or the TrustCo Board may reduce the number of directors to eliminate the vacancy. Each of the TrustCo Director Nominees has consented to being named in this Proxy Statement and to serve if elected. The TrustCo Board has no reason to believe that any TrustCo Director Nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and the ownership of Common Stock on December 31, 1994, has been furnished by such director, or has been obtained from the records of TrustCo.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS
FOR THREE-YEAR TERM TO EXPIRE IN 1998

                                                                                   Shares of TrustCo Common Stock<F1>
                                                                                          Beneficially Owned
                                                                          No. of Shares<F2><F3>          Percent of Class
M. NORMAN BRICKMAN, Age 69; President, D. Brickman, Inc.
(wholesale fruits and produce).  Member of the Executive,
Stock Option, and Personnel Advisory Committees. Director
of TrustCo and Trustco Bank since 1985.                                         85,096                          <F4>

CHARLES W. CARL, JR., Age 70; Retired President,
The Carl Company (department stores). Director of
TrustCo since 1981 and of Trustco Bank since 1950.
Member of the Nominating Committee.                                            102,491                          <F4>

ROBERT A. McCORMICK, Age 58; President and Chief Executive
Officer of TrustCo and Trustco Bank since 1984. Chairman
of the Nominating Committee. Member of the Executive Committee.
Director of TrustCo since 1981 and of Trustco Bank since 1980.                 366,686                          2.5%

KENNETH C. PETERSEN, Age 58; President and Chief Operating
Officer, Schenectady International, Inc. (chemical manufacturer).
Director of TrustCo and of Trustco Bank since 1982.
Member of the Audit Committee.                                                  23,327                          <F4>

PHILIP J. THOMPSON, Age 63; Retired Vice President and Director,
New York Telephone Company.  Director of TrustCo and Trustco
Bank since 1991.  Member of the Audit Committee.                                16,106                          <F4>

<F1> The Common Stock is the only class of equity security outstanding
<F2> Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above, except that voting and investment power over a total of 55,214 shares is shared with their spouses and children. The shares shown include 464,830 shares of TrustCo Common Stock with respect to which certain directors and executive officers have a right to acquire beneficial ownership within 60 days of December 31, 1994.
<F3> Such shares do not include 7,636 shares or options in the aggregate, held by children or spouses of directors or executive officers, or by foundations or estates of which directors and executive officers serve as trustees or directors, as to which beneficial ownership is disclaimed.
<F4> Less than 1%

TRUSTCO DIRECTORS CONTINUING IN OFFICE

                                                                                            Shares of TrustCo Common Stock<F1>
                                                                                                    Beneficially Owned
                                                                                       No. of Shares<F2><F3>    Percent of Class
BARTON A. ANDREOLI, Age 55; Director of TrustCo since 1993.
President, Towne Construction & Paving Corp. Member of
Nominating, Personnel Advisory and Stock Option Committees.                                     3,300                  <F4>

LIONEL O. BARTHOLD, Age 68; Vice-Chairman of Power
Technologies, Inc. (consulting engineers). Director
of TrustCo from 1981 through 1985. Again elected a
Director by the TrustCo Board on November 21, 1989.
Director of Trustco Bank since 1977.                                                   63,789                     <F4>

NANCY A. McNAMARA, Age 45; Executive officer of TrustCo
(Vice President) since 1992 and Trustco Bank (Senior
Vice President) since 1988. Director of TrustCo and
Trustco Bank since 1991. Joined Trustco Bank in 1971.                                 120,436                     <F4>

DR. JOHN S. MORRIS, Age 69; President Emeritus and
Research Professor of Philosophy, Union College and
Former Chancellor, Union University. Director of TrustCo
since 1981 and of Trustco Bank since 1980. Chairman of
the Stock Option and Personnel Advisory Committees.
Member of the Executive Committee.  Trustee of Skidmore College.                       23,135                     <F4>

JAMES H. MURPHY, D.D.S., Age 66; Orthodontist.  Director
of TrustCo and Trustco Bank since 1991. Member of Audit Committee.                      8,247                     <F4>

RICHARD J. MURRAY, JR., Age 66; Chief Executive Officer,
R.J. Murray Co., Inc. (air conditioning distributors).
Director of TrustCo and of Trustco Bank since 1985.
Member of the Nominating Committee. Chairman of
the Audit Committee.                                                                  114,196                     <F4>

WILLIAM J. PURDY, Age 60; President of Welbourne & Purdy
Realty, Inc. (realtor). Director of TrustCo and Trustco
Bank since 1991. Member of the Audit Committee.                                         4,022                     <F4>

WILLIAM F. TERRY, Age 53; Executive officer of TrustCo
(Secretary) and Trustco Bank (Senior Vice President and
Secretary) since 1987.  Director of TrustCo and Trustco
Bank since 1991.  Member of the Nominating Committee.                                 112,110                     <F4>

<F1> The Common Stock is the only class of equity security outstanding
<F2> Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above, except that voting and investment power over a total of 55,214 shares is shared with their spouses and children. The shares shown include 464,830 shares of TrustCo Common Stock with respect to which certain directors and executive officers have a right to acquire beneficial ownership within 60 days of December 31, 1994.
<F3> Such shares do not include 7,636 shares or options in the aggregate, held by children or spouses of directors or executive officers, or by foundations or estates of which directors and executive officers serve as trustees or directors, as to which beneficial ownership is disclaimed.
<F4> Less than 1%

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS NOT LISTED ABOVE

                                                                                 Shares of TrustCo Common Stock<F1>
                                                                                         Beneficially Owned
                                                                        No. of Shares<F2><F3>          Percent of Class
ROBERT T. CUSHING, Age 39; Executive officer of TrustCo
(Vice President and Chief Financial Officer) and Trustco
Bank (Senior Vice President and Chief Financial Officer).
Mr. Cushing joined Trustco Bank in May 1994, after serving
as a partner at KPMG Peat Marwick LLP.                                         9,000                       <F4>

RALPH A. PIDGEON, Age 52; Senior Vice President Trustco
Bank since 1978.  Mr. Pidgeon has been employed by Trustco
Bank for 31 years, and has been in charge of its Branch
Administration Division since 1989.                                          124,689                       <F4>

<F1> The Common Stock is the only class of equity security outstanding
<F2> Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above, except that voting and investment power over a total of 55,214 shares is shared with their spouses and children. The shares shown include 464,830 shares of TrustCo Common Stock with respect to which certain directors and executive officers have a right to acquire beneficial ownership within 60 days of December 31, 1994.
<F3> Such shares do not include 7,636 shares or options in the aggregate, held by children or spouses of directors or executive officers, or by foundations or estates of which directors and executive officers serve as trustees or directors, as to which beneficial ownership is disclaimed.
<F4> Less than 1%

TRUSTCO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15
INDIVIDUALS) BENEFICIALLY OWN 1,176,630 SHARES OF TRUSTCO COMMON STOCK, WHICH REPRESENT 8.05% OF THE OUTSTANDING SHARES.

Director Fees, Committees and Attendance

The TrustCo Board held four (4) meetings during 1994. Average attendance by Directors at meetings of the TrustCo Board and of the Committees described below was over 99.1%. Each Director attended 75% or more of the aggregate of the meetings of the TrustCo Board and of the Committees on which he/she served. Each Director who is not an employee of TrustCo or of Trustco Bank currently receives for his/her services as Director a fee in the amount of $2,000 per meeting attended of TrustCo and Trustco Bank's Boards of Directors, and $1,000 per meeting attended of any TrustCo or Trustco Bank committee of which he/she is a member. Each Director who is an employee of TrustCo or Trustco Bank does not receive these Directors' fees. No additional remuneration is received by any such Director for TrustCo or Trustco Bank Board of Directors' meetings or for special assignments.

TrustCo's Nominating Committee held no meetings in 1994. The five (5) Directors currently serving on the Committee are R. McCormick (Chairman), B. Andreoli, C. Carl, R. Murray and W. Terry. The function of the Nominating Committee is to consider and recommend to the TrustCo Board, nominees for election to the TrustCo Board. The Nominating Committee will consider written recommendations by shareholders for nominees for election to the TrustCo Board.

TrustCo's Audit Committee held one (1) meeting in 1994. The five (5) Directors serving on the Audit Committee are R. Murray (Chairman), J. Murphy,
K. Petersen, W. Purdy, and P. Thompson. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures, and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank.

TrustCo's Stock Option Committee held two (2) meetings in 1994.  The three
(3) Directors serving on the Stock Option Committee are J. Morris (Chairman),
B. Andreoli, and N. Brickman. The function of the Stock Option Committee is to administer the TrustCo 1985 Stock Option Plan. The Stock Option Committee will administer the 1995 TrustCo Bank Corp NY Stock Option Plan, if such plan is approved by the TrustCo Shareholders at the Annual Meeting.

The Personnel Advisory Committee of Trustco Bank held two (2) meetings in 1994. The three (3) Directors serving on the Personnel Advisory Committee are J. Morris (Chairman), B. Andreoli, and N. Brickman. The function of the Personnel Advisory Committee is to review general compensation practices of Trustco Bank and to recommend to the Board of Directors of Trustco Bank the salary and benefits for Trustco Bank's three (3) executive officers who are also Directors of TrustCo, and the two (2) executive officers of Trustco Bank who are not directors of TrustCo.

TrustCo Executive Officers

Executive Officers of TrustCo are presently President and Chief Executive Officer Robert A. McCormick, Vice President and Chief Financial Officer Robert T. Cushing, Vice President Nancy A. McNamara, and Secretary William F. Terry.

Trustco Bank Executive Officers

Executive Officers of Trustco Bank are presently President and Chief Executive Officer Robert A. McCormick, Senior Vice President and Chief Financial Officer Robert T. Cushing, Senior Vice Presidents Nancy A. McNamara and Ralph A. Pidgeon, and Senior Vice President and Secretary William F. Terry.

TrustCo and Trustco Bank Executive Officer Compensation

The following table sets forth for the fiscal year ended December 31, 1994, the compensation paid to or accrued on behalf of each of the five (5) most highly compensated Executive Officers of TrustCo and Trustco Bank. The value of incidental personal benefits, which may not be directly related to job performance, has not been included because in each instance such value was below the Securities and Exchange Commission's required disclosure thresholds. Each of the following Executive Officers has an employment contract and a supplemental retirement agreement described in subsequent pages.

Summary Compensation Table
                                                                                   Long Term
                                                                                  Compensation
                                           Annual Compensation                       Awards
                                  ---------------------------------------------------------------------------------
                                                                                   Securities
                                                                                   Underlying
                                                                                    Options/         All Other
Name and                                                 Salary        Bonus          SARs          Compensation
Principal Position                     Year             ($)<F1>      ($)<F2>        (#)<F3>           ($)<F4>
Robert A. McCormick,                   1994             700,000      525,000        110,000              N/A
President & CEO TrustCo                1993             650,000      197,500        110,000           30,000
and Trustco Bank                       1992             550,000      184,907         82,500        1,437,241<F5>

Nancy A. McNamara,                     1994             230,000      172,500         22,000              N/A
Senior Vice President Trustco Bank;    1993             200,000       40,000         22,000           30,000
Vice President, TrustCo                1992             160,000       38,400         33,000           45,308

Ralph A. Pidgeon,                      1994             230,000      172,500         22,000              N/A
Senior Vice President                  1993             200,000       40,000         22,000           30,000
Trustco Bank                           1992             160,000       38,400         33,000           49,070

William F. Terry,                      1994             230,000      172,500         22,000              N/A
Senior Vice President and              1993             200,000       40,000         22,000           30,000
Secretary, Trustco Bank;               1992             160,000       38,400         33,000           27,187
Secretary, TrustCo

Robert T. Cushing,<F6>                 1994             138,000      106,808         44,000              N/A
Senior Vice President and              1993                 N/A          N/A            N/A              N/A
Chief Financial Officer,               1992                 N/A          N/A            N/A              N/A
Trustco Bank; Vice President
and Chief Financial Officer, TrustCo

<F1> Includes deferred compensation.
<F2> Bonus amounts for 1994 include payments to senior executive officers of
TrustCo as short-term incentive compensation pursuant to the incentive program described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation".
<F3> Stock Option data have been adjusted to reflect the 10% stock dividend effective October 21, 1994, the two for one common stock split November 19, 1993 and the five for four common stock split November 20, 1992.
<F4> In consideration of the benefits payable under the incentive compensation program described in note 2 above, during 1994 senior executive officers of TrustCo ceased to be eligible for contributions to or allocations, accruals or other payments from TrustCo's Profit Sharing plan. Entries for 1993 represent the Profit Sharing allocations, accruals and payments made or credited to a participant for 1993. As a result of changes mandated by the FDICIA legislation pertaining to control over bank assets, in 1992, the TrustCo Board elected to pay the executive officers their accrued benefits under a supplemental retirement plan. The Bank's payment for 1992 for the Supplemental Retirement Plan were: Mr. McCormick, $1,407,241; Ms. McNamara, $21,189; Mr. Pidgeon, $24,951; and Mr. Terry, $3,068. The Bank's contributions for 1992 for the Profit Sharing Plan were: Mr. McCormick, $30,000; Ms. McNamara, $24,119; Mr. Pidgeon, $24,119; and Mr. Terry, $24,119.
<F5> For the reasons outlined in note 4 above, the Board also elected in 1992 to pay Mr. McCormick his accrued benefits under a supplemental retirement plan designed to provide benefits equal to those to which he would have been entitled if he had been an employee of Trustco Bank and a participant under its qualified plans since the date he joined a former employer. The benefit has been reduced by the amount of benefits scheduled to be paid him under Trustco Bank's qualified plans, and by his former employer.
<F6> Mr. Cushing commenced his employment with Trustco Bank on May 20, 1994.
The salary indicated was based upon an annual base salary of $230,000.

Option/SAR Grants in Last Fiscal Year

                                  Number of        % of Total
                                 Securities          Options/
                                 Underlying              SARs                                      Potential Realizable Value
                                   Options/        Granted to       Exercise                       at Assumed Annual Rates of
                                       SARs         Employees        or Base                         Stock Price Appreciation
                                    Granted         in Fiscal          Price       Expiration             For Option Term<F4>
Name                                (#)<F1>          Year<F2>     ($/Sh)<F3>             Date         5%             10%
Robert A. McCormick                 110,000             40.7%         $18.23        5/17/2004      $1,260,600     $3,195,500
Robert T. Cushing                    44,000             16.3%          18.27        5/20/2004         505,560      1,281,280
Nancy A. McNamara                    22,000              8.1%          18.23        5/17/2004         252,120        639,100
Ralph A. Pidgeon                     22,000              8.1%          18.23        5/17/2004         252,120        639,100
William F. Terry                     22,000              8.1%          18.23        5/17/2004         252,120        639,100

<F1> Options, which were granted on May 17, 1994 (May 20, 1994 for Mr.
Cushing), become exercisable in five annual installments beginning May 17, 1994 (May 20, 1994 for Mr. Cushing). Stock Option data have been adjusted for the 10% stock dividend on October 21, 1994.
<F2> The total number of options granted in 1994 was 282,150, of which
220,000 (78%) were issued to the Executive group, 12,100 (4.3%) were issued to the non-Executive Director group, 50,050 (17.7%) to the non-Executive Officer group.
<F3> Exercise or base price is equal to the closing trade price on the date of grant.
<F4> Pre-tax gain.  The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of TrustCo's stock price. TrustCo's per share stock would be $29.69 ($29.76 for Mr. Cushing) and $47.28 ($47.39 for Mr. Cushing) if increased 5% and 10% respectively, compounded annually over the option term.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value

                                                                            Number of                Value of Unexercised
                                                                      Securities Underlying              In-the-Money
                                                                         Options/SARs at                Options/SARs at
                                                                            FY-End (#)                   FY-End ($)<F3>
                               Shares Acquired         Value               Exercisable/                   Exercisable/
Name                         on Exercise (#)<F1>   Realized ($)<F2>       Unexercisable                  Unexercisable
Robert A. McCormick                22,000             $175,000           194,381/209,000             $1,235,505/$723,250
Nancy A. McNamara                   9,350             $ 79,875            53,144/ 52,520               $365,012/$224,031
Ralph A. Pidgeon                    4,024             $ 60,284            90,812/ 52,250               $809,701/$224,031
William F. Terry                    6,237             $ 87,318            86,893/ 52,250               $707,808/$224,031
Robert T. Cushing                      --                   --             8,800/ 35,200                $17,424/$ 69,696

<F1> Stock Option data have been adjusted for the 10% stock dividend on
October 21, 1994, the two for one split on November 19, 1993 and the five for four common stock split on November 20, 1992.
<F2> Pre-tax gain.  Amounts shown represent the difference between the stock option grant price and the market value of the stock on the date of exercise.
<F3> Pre-tax gain.  Value of unexercised in-the-money options based on
December 30, 1994, closing trade price of $20.25.

TrustCo Retirement Plans

Trustco Bank has a Retirement Plan (the "Trustco Bank Retirement Plan") pursuant to which annual retirement benefits are based on years of service to a maximum of 30 and average annual earnings of the highest five consecutive years during the final ten years of service. The Trustco Bank Retirement Plan is fully funded by Trustco Bank contributions. In addition, Trustco Bank has an unfunded supplemental Retirement Plan (the "Trustco Bank Supplemental Retirement Plan"), which is a defined contribution plan, under which additional retirement benefits are accrued for eligible Senior and Executive Officers. Under the Trustco Bank Supplemental Retirement Plan, the amount of supplemental retirement benefits is based upon the greater of
(1) the benefit payment payable under the Trustco Bank Retirement Plan, and
(2) the benefits that would have been payable under the prior Trustco Bank Retirement Plan, calculated without regard to the Internal Revenue Code's maximum limits on qualified plan benefits and reduced by the amount of the benefits actually payable to such employee under the Trustco Bank Retirement Plan. The Trustco Bank Supplemental Retirement Plan provides benefits based on years of service to a maximum of 40.

Pension Plan Table

Average Eligible
Compensation                                 Annual Benefits for Years of Service
                           10 Years            20 Years             30 Years             40 Years
                            Service             Service              Service              Service
$ 225,000                  $ 42,074            $ 84,838             $128,575             $173,349
$ 300,000                  $ 57,074            $114,463             $173,200             $232,974
$ 375,000                  $ 72,074            $144,149             $217,825             $292,686
$ 450,000                  $ 87,074            $174,149             $262,686             $352,686
$ 525,000                  $102,074            $204,149             $307,686             $412,686
$ 600,000                  $117,074            $234,149             $352,686             $472,686
$ 675,000                  $132,074            $264,149             $397,686             $532,868
$ 750,000                  $147,074            $294,149             $442,686             $592,686
$ 825,000                  $162,074            $324,149             $487,686             $652,686
$ 900,000                  $177,074            $354,149             $532,686             $712,686
$ 975,000                  $192,074            $384,149             $577,686             $772,686
$1,050,000                 $207,074            $414,149             $622,686             $832,686
$1,125,000                 $222,074            $444,149             $667,686             $892,686
$1,200,000                 $237,074            $474,149             $712,686             $952,686
$1,275,000                 $252,074            $504,149             $757,686           $1,012,686
$1,350,000                 $267,074            $534,149             $802,686           $1,072,686
$1,425,000                 $282,074            $564,149             $847,686           $1,132,686
$1,500,000                 $297,074            $594,149             $892,686           $1,192,686

The foregoing table shows the approximate retirement benefits which would have been payable in 1994 to salaried employees, under both the Trustco Bank Retirement Plan and the Trustco Bank Supplemental Retirement Plan, assuming retirement of such person at age 65. Earnings used in calculating benefits under these Plans are approximately equal to cash amounts reflected as Salary plus Bonus in the Summary Compensation Table. These Plans permit service and earnings to continue to be credited for employment after age 65. However, it is Trustco Bank's policy that executive officers will retire at age 65. The benefits set forth in the foregoing table are in addition to those which may be received as Social Security benefits. The years of service at normal retirement age 65 for the Executive Officers (other than Mr. McCormick) named in the Cash Compensation Table would be as follows: Mr. Cushing, 27 years; Ms. McNamara, 43 years; Mr. Pidgeon, 44 years; and Mr. Terry, 20 years.

Generally, an employee who has attained age 55 and has ten years of service has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with Trustco Bank. The Internal Revenue Code places a maximum limit on the benefits that can be provided under qualified retirement plans such as the Trustco Bank Retirement Plan. For 1994, the annual Internal Revenue Code limit for a straight-life annuity benefit normal retirement age was $118,800, which amount is actuarially reduced for participants who retire and begin receiving benefits early.

The Trustco Bank Supplemental Retirement Plan provides that Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of the present value of a participant's supplemental benefit. The amount of this single payment is the actuarial present value of the annual straight-life annuity payments which would have been payable under the Trustco Bank Supplemental Retirement Plan during the retiring employee's life, using a discount rate and standard mortality assumptions.

In addition to participation under Trustco Bank's Retirement Plan, Robert A. McCormick has a separate unfunded agreement with Trustco Bank under which additional retirement benefits are accrued. Under the terms of the agreement he will be entitled to benefits equal to those to which he would have been entitled if he had been an employee of Trustco Bank and a participant under its qualified plans since the date he joined a former employer. The benefit will be reduced by the amount of benefits actually paid him under Trustco Bank's qualified plans and by his former employer's qualified plans. The years of credited service at normal retirement age 65 for Mr. McCormick would be 47.

Personnel Advisory Committee Report on Executive Compensation

The Personnel Advisory Committee of Trustco Bank determines the compensation of the Named Executive Officers identified in the Summary Compensation Table. Each of the Named Executive Officers in the Summary Compensation Table has an employment agreement with TrustCo and Trustco Bank. These employment agreements are described elsewhere in this Proxy Statement.

The Personnel Advisory Committee of the Board of Directors of Trustco Bank, the present members of which are: J. Morris (Chairman), B. Andreoli, and N. Brickman, furnished the following report on executive compensation to the Board of Directors of Trustco Bank, which has been adopted by the TrustCo Board for the year ended December 31, 1994:

Under the supervision and direction of the Personnel Advisory Committee, TrustCo and Trustco Bank have developed compensation policies, plans and programs which seek to enhance profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's senior management with those of its shareholders. It continues to be the purpose and intent of the Personnel Advisory Committee to design a compensation program which is reflective of the standards of performance of Trustco Bank, with particular emphasis on return on shareholder equity goals previously defined by the Board of Directors of Trustco Bank.

The function of the Personnel Advisory Committee is to review the general compensation structure for executive officers of Trustco Bank, including those named in the Summary Compensation Table which appears elsewhere in this Proxy Statement, and to recommend to the Board of Directors of Trustco Bank the salary and benefits for such executive officers. The components of executive compensation for the executive officers include salary, bonus, stock options, and payments under the Trustco Bank Retirement Plan, Non-Qualified Supplemental Retirement Plan, and Executive Incentive Plan.
The Personnel Advisory Committee evaluates performance levels, set by the Trustco Bank Board of Directors, and profitability, to determine the level of any compensation adjustment to take effect as of January of the following year. The Committee also identifies positions within the Bank eligible to participate in the Executive Incentive Plan and the Supplemental Retirement Plan.

The Personnel Advisory Committee met twice during the course of the year, on May 17, 1994 and September 20, 1994. The Stock Option Committee, whose members are the same as that of the Personnel Advisory Committee, met separately on such dates to 1) identify eligible participants in Trustco Bank's Stock Option Plan and 2) award option grants for the current plan year. When determining grant awards under the Plan, the Stock Option Committee considered a recommendation prepared and submitted by Ernst & Young. While the Stock Option Committee retains broad discretion to modify this recommendation or to disregard it in its entirety, it unanimously approved the recommendation. While Trustco does not have a target ownership level for equity holdings by its executives, the Stock Option Committee does take into account the amount and value of options currently held by eligible participants when granting option awards. Options may be granted in varying amounts so as to create relative ownership parity among the executive officers participating in the Plan.

It is the aim of the Personnel Advisory Committee to determine salary and benefit levels of executive compensation principally upon the basis of overall corporate performance, although elements of corporate performance may vary from year to year and among executive officers. In making any such determination, the Personnel Advisory Committee will consider a number of factors including, among others, Trustco Bank's return on equity, attainment of net income goals and total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance and particular contributions to Trustco Bank and TrustCo during the course of the year, and other relevant factors including involvement in community affairs which may better position the organization to serve the immediate needs of Trustco Bank's market. The Personnel Advisory Committee uses broad discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors when establishing salary and benefit levels. In addition, compensation levels are established notwithstanding Trustco Bank's inability to deduct all such compensation under provisions of the Internal Revenue Code.

The Personnel Advisory Committee may also consider compensation programs offered to executives performing similar duties for competing depository institutions and their holding companies with a particular focus on the level of compensation paid by comparable institutions. To assist in this evaluation, an industry group of 15 regional holding companies, called the Dow Jones Banks - East Index, was identified by the Personnel Advisory Committee for performance and compensation comparisons. This index is comprised of a broad-based group of banks on the east coast and was chosen for comparative purposes because of its members geographic proximity to Trustco Bank. While Trustco is comparatively smaller in terms of total asset size than the members of this peer group, Trustco favorably competes with these institutions in terms of overall corporate performance. Trustco's return on asset and return on equity ratios ranked in the top 40% and top 25%, respectively, as compared to the members of this peer group, yet the base salary of Trustco's Chief Executive Officer was below the mean and median base salary of the peer group members' Chief Executive Officers. This peer group consists of the same companies that comprise the published industry index used in the performance graph that follows this report. The Committee further takes into consideration the unique size of Trustco's executive group as compared to other financial institutions. Trustco Bank and TrustCo currently operate with five (5) executive officers, whereas many institutions in this peer group have a larger pool of executive officers. Further consideration was given to various elements of this peer group performance to include asset size, return on equity and return on assets.

During its meetings in 1994, the Personnel Advisory Committee decided not to change the current basic salary structure, except for a general cost of living adjustment, or features of other employee benefits plans. With respect to short-term incentive compensation, however, the Committee determined to place greater emphasis on attainment of return on equity goals when granting awards such that incentive compensation would be more closely aligned with increasing shareholder value.

The Personnel Advisory Committee determined that Trustco Bank would be better able to attract, retain, and motivate Trustco Bank's executives to achieve superior performance if a relatively large percentage of senior executive compensation was "at risk." In other words, Trustco Bank's compensation for senior executives, including those in the Summary Compensation Table, was designed with an objective of providing less total compensation when TrustCo's performance was poorer than a peer group of companies and superior total compensation when performance was superior to that of the peer group.

In evaluating corporate performance for purposes of establishing short-term incentive compensation awards, the Personnel Advisory Committee evaluated TrustCo's performance as compared with TrustCo's profit plan for the year, and also evaluated financial results (generally return on equity) as compared with peers for the current year. The Personnel Advisory Committee then established a "percentage of target pool" to be paid as short-term incentive compensation (this ranged from 0% to 125% of base compensation). The target pool payment would be made to senior executives based on TrustCo's return on average equity for the year. The range of target return on average equity was from 14%, which equated to a 40% payout, to 20% return on average equity, which equated to a 125% payout. Senior executives would receive no incentive compensation award for return on average equity below 14%.

In the Personnel Advisory Committee's judgement, the return on equity is the most significant measure of performance of TrustCo and its relative importance to shareholders. Therefore, the target pools were established to provide senior executives with an incentive to increase return on equity performance. The Personnel Advisory Committee's actions concerning compensation were ultimately judgements based upon the Committee's ongoing assessment and understanding of TrustCo and its executive officers, performance of its executive officers, and whether or not cash payments or incentive payments would provide an appropriate award or incentive to the officers' contribution to TrustCo's past and future performance.

In consideration of the potential benefits payable under the incentive program described above, senior executives ceased to be eligible for contributions to Trustco's profit sharing plan, which qualifies for favorable tax treatment and to which Trustco historically has made contributions equal to 15% of compensation.

With respect to total compensation paid to Mr. McCormick during 1994, the Committee reviewed, among other criteria noted above, the consistent growth in performance and shareholder equity since his appointment as President in 1982 and CEO in 1984, and his ability to effectively influence and lead the executive team to attain this performance level. The Committee exercises broad discretion when considering these criteria and does not assign a specific weight to any of these factors. Mr. McCormick did not participate in the discussions regarding his compensation.

The TrustCo Board of Directors

Barton A. Andreoli         Nancy A. McNamara             William J. Purdy
Lionel O. Barthold         John S. Morris, Ph.D.         William F. Terry
M. Norman Brickman         James H. Murphy, D.D.S.       Philip J. Thompson
Charles W. Carl, Jr.       Richard J. Murray, Jr.
Robert A. McCormick        Kenneth C. Petersen

Share Investment Performance

The following graph shows change over the past five-year period in the value of $100 invested in: (1) TrustCo Common Stock; (2) the Standard & Poor's 500 index; and (3) an industry group of 15 other regional bank holding companies, called the Dow Jones Banks--East Index. The banks comprising the Dow Jones Banks--East Index are: Baybanks, Inc., Bank of Boston, The Bank of New York, Corestates Financial, First Fidelity Bancorp, Fleet Financial Group, MBNA Corp, Mellon Bank Corp., Meridian Bancorp, Midlantic Corp., PNC Bank Corp, Shawmut National, State Street Boston, UJB Financial, and Wilmington Trust.

The year-end pre-tax values of each investment are based on share price appreciation plus dividends paid, with cash dividends reinvested the date they were paid.

Comparison of Five-Year Cumulative Total Return*
Among TrustCo Bank Corp NY, the S & P 500 Index and D J Banks-East Index Fiscal year ended December 31, 1994

                 TrustCo        S & P 500     D J Banks-East
1990                 $95               97                 56
1991                $147              126                103
1992                $192              136                149
1993                $270              150                156
1994                $278              152                150

* Assumes $100 invested on December 31, 1989 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Employment Contracts and Termination of Employment Arrangements

TrustCo and Trustco Bank have entered into agreements (individually the "TrustCo Employment Agreement" and collectively the "TrustCo Employment Agreements") to engage the services of the five named Executive Officers:
Robert A. McCormick, the President and Chief Executive Officer of TrustCo (the "President"); Nancy A. McNamara, Ralph A. Pidgeon, William F. Terry, and Robert T. Cushing, each a Senior Vice President of Trustco Bank (collectively, the "Vice Presidents").

(1)  President's TrustCo Employment Agreement

The President's TrustCo Employment Agreement, dated as of January 1, 1992, has an initial term expiring on December 31, 1995. The Agreement is automatically renewed on January 1, 1996, and each year thereafter, for a succeeding three-year term until the President receives a non-renewal notice or he reaches retirement age of 65 or the then mandatory retirement age, whichever is greater.

The President's TrustCo Employment Agreement provides that his annual compensation shall be his annual base salary plus his executive incentive bonus ("Annual Compensation"). Mr. McCormick's Annual Compensation in future years will be negotiated with TrustCo and Trustco Bank and shall not be less than his Annual Compensation for the preceding calendar year. As further compensation, Mr. McCormick is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo and/or Trustco Bank.

In the event there is a termination of the President for any reason, other than good cause, death, retirement or disability, then he shall receive upon his termination an amount equal to three times his then Annual Compensation, to be paid at his election either (a) in a single lump sum reduced to its present value, within ten days of his termination, or (b) in three equal annual payments each in the amount of the Annual Compensation then in effect with the first payment to be made within ten days after his termination. The President's TrustCo Employment Agreement, as amended on September 1, 1994, also provides for a gross up payment in the event that the amounts payable to the President upon his termination under the President's
TrustCo Employment Agreement or any other agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

Upon termination of the President's employment due to retirement or disability, TrustCo and Trustco Bank shall provide to the President and his wife, for the life of the President, the same health insurance benefits provided to retirees by TrustCo and Trustco Bank under their medical insurance plan. TrustCo and Trustco Bank will also provide to the President for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

The President's TrustCo Employment Agreement defines termination to include:
(a) any reduction in the President's annual compensation, disability, death, retirement, pension or profit-sharing benefits (unless such reductions shall be applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), responsibilities or duties; or (b) either TrustCo's or Trustco Bank's relocation or a change in the President's base location; or
(c) receipt of a non-renewal notice pursuant to the President's TrustCo Employment Agreement; or (d) the unilateral election of the President to terminate his Agreement.

(2)  Vice Presidents' TrustCo Employment Agreement

The TrustCo Employment Agreements for the Vice Presidents (except for Robert
T. Cushing, whose employment agreement was executed on June 21, 1994) were restated effective as of June 21, 1994. These employment agreements have one year terms which automatically renew on January 1 of each year, unless a Vice President receives a non-renewal notice or he or she reaches a specified retirement age. The Vice Presidents' TrustCo Employment Agreements provide that the annual compensation of each Vice President shall be his or her annual base salary, which amount may be adjusted as agreed among the parties during each renewal term. The Vice Presidents are also entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans.

In the event there is a termination of a Vice President within two years after a change in control of TrustCo or Trustco Bank, for any reason other than for good cause, death, retirement at the mandatory retirement age, or disability, then he or she shall receive, within ten days of his or her termination, an amount equal to two times the Vice President's annual base salary then in effect. The TrustCo Employment Agreements for the Vice Presidents also provide for a gross up payment in the event that the amounts payable to a Vice President upon his or her termination under such Vice President's TrustCo Employment Agreement or any other agreement involving such Vice President are subject to the excise tax imposed by Section 4999 of the Code.

Upon termination of a Vice President's employment due to retirement or disability, TrustCo and Trustco Bank shall provide to the Vice President and his or her spouse, for the life of the Vice President, the same health insurance benefits provided to retirees by TrustCo and Trustco Bank under their medical insurance plan. TrustCo and Trustco Bank will also provide to the Vice President for his or her life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

The TrustCo Employment Agreements for the Vice Presidents define termination within two years after a change in control to include: (a) any reduction in the executive's annual compensation, disability, death, retirement, pension or profit-sharing benefits (unless such reductions shall be applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), responsibilities or duties; or (b) either TrustCo's or Trustco Bank's relocation or a change in the executive's base location; or (c) receipt of a non-renewal notice pursuant to the TrustCo Employment Agreement; or (d) the unilateral election of the executive to terminate his or her Agreement.

(3)  General Provisions

 In addition to termination payments for the President and Vice Presidents described above, all TrustCo Employment Agreements provide for (a) the payment in full of each employee's compensation due, including retirement, pension and profit-sharing plans, through the termination date, (b) the continuation of health and group life insurance benefits for at least one year following termination and (c) the cost of any legal expenses as a result of such termination.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE PROXY CARD

Item 2. Adoption of the 1995 TrustCo Bank Corp NY Stock Option Plan

The second item to be acted upon at the Annual Meeting is a proposal to adopt the 1995 TrustCo Bank Corp NY Stock Option Plan (the "1995 Stock Option Plan") which provides for an aggregate of 1,000,000 shares of TrustCo Common Stock, which may be either authorized but unissued shares or treasury shares, to be issued thereunder. The TrustCo Board of Directors, at its meeting on February 15, 1995, approved a resolution adopting the 1995 Stock Option Plan, conditioned upon shareholder approval subsequent to TrustCo Board approval.

The purpose of the 1995 Stock Option Plan is to assist TrustCo in obtaining and maintaining its executive force at the most efficient level. The 1995 Stock Option Plan supplements the TrustCo Bank Corp NY Restated 1985 Stock Option Plan (the "1985 Stock Option Plan") which by its terms prohibits the grant of an option at any date ten years or more after its adoption date. There were 504,408 shares for which grants of stock options under the 1985 Stock Option Plan had not been made when the 1985 Stock Option Plan expired by its terms.

The following is a brief description of the material features of the 1995 Stock Option Plan:

Administration.

The 1995 Stock Option Plan is administered by a Committee, which is appointed from time to time by the TrustCo Board and composed of three or more members of the TrustCo Board who were not eligible to receive options under the 1995 Stock Option Plan within the year immediately preceding their appointment to the Committee. The Committee selects the employees eligible to receive stock options and stock appreciation rights pursuant to the 1995 Stock Option Plan, grants the stock options and stock appreciation rights, determines when the stock options and stock appreciation rights will be granted, the number of shares of TrustCo Common Stock to be granted to any individual, the option price and term of each stock option and all of the other terms and conditions of each stock option and stock appreciation right granted. The terms and conditions of stock options and stock appreciation rights granted under the 1995 Stock Option Plan are reflected in individual option agreements and may not be changed after execution except to the extent that the agreement may by its terms be so amended. The Committee is also authorized to determine, for purposes of the 1995 Stock Option Plan, the duration and purpose of any leave of absence which may be granted to an eligible employee without constituting a termination of employment and whether TrustCo Common Stock previously acquired by an optionee may be used in payment of an option price or whether TrustCo will permit payment of such option price via the simulatenous exercise of stock options and sale of the TrustCo Common Stock acquired pursuant thereto. No Committee member or other member of the TrustCo Board may participate in a decision to award any stock option or stock appreciation right under the 1995 Stock Option Plan to himself or herself. The Committee has full authority to interpret and regulate the 1995 Stock Option Plan and stock options and stock appreciation rights granted thereunder and to establish, amend and rescind rules and regulations relating to the operation of the 1995 Stock Option Plan. All determinations by the Committee are conclusive. The TrustCo Board reserves the right to prospectively terminate any and all powers delegated to the Committee, by written resolution, in which event all powers of the Committee revert to the TrustCo Board.

Participants.

Stock options and stock appreciation rights may be granted to any person who, at the time of the grant, is a full-time, salaried executive or other key managerial employee of TrustCo or a participating subsidiary. The individuals and number of persons who may be selected to participate in the 1995 Stock Option Plan in the future is at the discretion of the Committee and therefore, are not determinable at this time. Likewise, the number of stock options and stock appreciation rights that will be granted, or that would have been granted during the last completed fiscal year if the 1995 Stock Option Plan had been in effect, to eligible employees pursuant to the 1995 Stock Option Plan are not determinable at this time.

Stock Subject to the 1995 Stock Option Plan.

One Million (1,000,000) shares of TrustCo Common Stock, which may be either authorized but unissued shares or treasury shares, may be issued under the 1995 Stock Option Plan (subject to adjustment for future stock dividends, stock splits and other changes in capitalization as described in the 1995 Stock Option Plan). The market value of the shares of TrustCo Common Stock issuable under the 1995 Stock Option Plan is $20,250,000 as of March 1, 1995. There is no maximum or minimum number of shares for which a stock option may be granted, although the aggregate fair market value of stock, determined as of the time of the grant, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year under the 1995 Stock Option Plan or any other plan maintained by TrustCo which grants incentive stock options shall not exceed $100,000.

Option Price.

The price at which shares may be purchased pursuant to each stock option shall not be less than 100 percent of the fair market value thereof on the date on which the option is granted; provided, however, that in the case of any incentive stock option granted to an eligible employee who at the time of the grant owns more than 10 percent of the combined voting power of all classes of TrustCo's stock or of its subsidiary companies (a "Shareholder-Employee"), the option price shall not be less than 110 percent of the fair market value of the stock on the date on which the option is granted.

Option Period.

Options may be exercised at such times and for such number of shares as the Committee may determine. The period during which an option may be exercised may not exceed 10 years from the date of grant of such option or 5 years from the date of grant if to a Shareholder-Employee. Any stock options or stock appreciation rights granted under the 1995 Stock Option Plan will accelerate and become exercisable immediately upon a change in control of TrustCo which will be deemed to have occurried if, among other things, (i) a contract is executed providing for a merger or consolidation of TrustCo with or into another entity (unless TrustCo is the surviving entity and the merger does not affect the TrustCo shareholders' stock interest) or for a sale of substantially all the assets of TrustCo, (ii) a single entity or individual (including any related parties to such entity or individual) acquires 20 percent or more of the outstanding TrustCo Common Stock, or (iii) within any consecutive 12-month period, there is a change in a majority of the TrustCo Board members unless the nomination or election of each new director was approved by at least two-thirds of the TrustCo Board in office at the beginning of the 12-month period. Upon the occurrence of the events described in (i) or upon the dissolution or termination of TrustCo, each outstanding stock option and stock appreciation right will terminate as of a date determined by the TrustCo Board and optionees shall be given not less than 30 days notice of such termination date during which time the option may be exercised.

Upon the exercise of a stock option during the 60-day period from and after a change in control of TrustCo, the optionee exercising such option may, in lieu of receiving stock, elect by written notice to TrustCo to receive an amount in cash equal to the excess of the aggregate value of the shares of stock covered by the option or the portion thereof which is surrendered, over the aggregate exercise price of such option. However, if the end of the 60-day period is within six months of the date of a grant of an option held by an optionee who is an officer of TrustCo, such option will be canceled in exchange for a cash payment to the optionee equal to the aggregate spread on the day which is six months and one day after the date of the grant of such option. Stock will be substituted for the cash payable as described immediately above if any right granted in connection with this paragraph would make a change of control transaction ineligible for pooling of interests accounting under APB No. 16.

Termination of Employment.

Upon termination of an optionee's employment for any reason other than death, disability or retirement any stock option granted to such optionee will terminate three months after the date his employment terminates. If an optionee terminates employment as a result of disability or retirement, any stock option granted to such optionee will terminate upon the date the option otherwise terminates. In the case of death, any option previously granted will terminate upon the date prescribed by the Committee, provided that no such option shall be exercisable after the applicable 10 year or 5 year time period noted above. Furthermore, if an optionee's employment terminates by his death, disability or retirement, the exercise of each stock option will accelerate and become exercisable in full upon such termination. The period during which an option may be exercised upon such termination is as discussed above.

If an optionee's employment terminates due to disability or retirement, the tax treatment available pursuant to Section 422 of the Code upon the exercise of any incentive stock option will not be available to an optionee who exercises any incentive stock option more than (a) three months after the date of termination of employment due to retirement; or (b) twelve months after the date of such termination of employment due to disability.

Transferability

Stock options and any related stock appreciation rights issued under the 1995 Stock Option Plan are not transferable by the optionee except by will or by the laws of descent and distribution. During the lifetime of an optionee, the option may be exercised only by the optionee and after his death only by his heirs, legatees or personal representatives who succeed to his interest under the option agreement. Notwithstanding the foregoing, in addition to non-transferable stock options, the Committee may grant nonqualified stock options that are transferable, without payment of consideration, to (i) revocable trusts for the benefit of immediate family members which qualify as grantor trusts for Federal income tax purposes, (ii) by gift to immediate family members, and (iii) to partnerships whose only partners are immediate family members. The Committee may also amend outstanding nonqualified stock options to provide for such transferability. Notwithstanding the foregoing, in the event that a transferable nonqualified stock option is transferred as hereinbefore discussed, such nonqualified stock option may be exercised by such transferee. The transferee of a transferable nonqualified stock option is subject to all of the conditions applicable to the transferable nonqualified stock option prior to its transfer.

Rights as a Shareholder.

No optionee shall have any rights of a shareholder in respect of any shares subject to option until certificates for such shares have been issued to such optionee.

Method of Exercise.

Stock options and stock appreciation rights are exercisable in the manner set forth in the option agreements. The option price for a stock option may be paid in cash, certain cash equivalents or, if the Committee so determines, in whole or in part by an exchange of TrustCo Common Stock previously acquired by the optionee based upon the fair market value of such stock as of the date of exchange or via the simultaneous exercise of a stock option and the sale of the TrustCo Common Stock acquired pursuant thereto, as the Committee may allow in its discretion. If the optionee acquired the stock to be exchanged by an exercise of an incentive stock option, said optionee must have held such stock for more than 2 years after the date the previous option was granted and for more than 1 year after the date the previous option was exercised.


Changes in Capitalization.

If there is any change in the shares of TrustCo by reason of stock dividends, stock splits or other changes in capitalization, the number of shares subject to the 1995 Stock Option Plan, the number of shares subject to any outstanding option or stock appreciation right, and the price thereof, shall be adjusted by the Committee.

Amendment and Termination.

The 1995 Stock Option Plan may be amended, suspended, terminated or reinstated, in whole or in part, at any time by the TrustCo Board. However, no modification may be made without the approval of the TrustCo shareholders which would (i) increase the maximum number of shares subject to the grant of options under the 1995 Stock Option Plan, except for adjustments due to changes in capitalization as noted above, (ii) extend the maximum period during which a stock option may be exercised, (iii) extend the maximum period during which incentive stock options may be granted under the 1995 Stock Option Plan or (iv) change the class of eligible employees.

Federal Income Tax Consequences of the Plan.

Upon exercise of a non-qualified stock option, an optionee will realize income in the year of exercise equal to the difference between the exercise price and the value of the shares acquired and TrustCo may deduct an amount equal to the income recognized by the optionee. TrustCo will not receive a tax deduction at the time of a grant or exercise of an incentive stock option and no income is recognized by an optionee when an incentive stock option is granted or exercised pursuant to the 1995 Stock Option Plan. When an incentive stock option is exercised, the difference between fair market value at the date of exercise and the exercise price will be an item of adjustment for purposes of calculating the optionee's alternative minimum tax for the year of exercise.

If the incentive stock option shares are disposed of after the later of two years from the date of option grant or one year after the transfer of the shares to the optionee (the "holding period") any gain or loss upon disposition of the shares will be treated for federal income tax purposes as long-term capital gain or loss, as the case may be. A disposition includes a sale, exchange, gift or other transfer of legal title. In general, an optionee's basis in the shares received upon exercise of an incentive option will be the exercise price paid by him for the shares. If the option shares are disposed before the expiration of the holding period, all or part of the gain, if any, will be characterized as ordinary income depending upon the relative amount of the sale price of the shares as compared with the exercise price of the shares, provided, that the amount of ordinary income realized by an employee in a sale or exchange with respect to which a loss would be recognized is limited to the excess of the amount realized on the sale or exchange over the stock's adjusted basis.

Ordinary income received on account of a disposition of shares within the holding period will be taxable as additional compensation and TrustCo may treat such income as a deductible expense for federal income tax purposes.

Vote Required.

The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of Common Stock is required to approve the 1995 Stock Option Plan. Dissenting votes give rise to no rights on the part of dissenters.

The TrustCo Board believes the 1995 Stock Option Plan will be in the best interests of the TrustCo Shareholders.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL,
WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Item 3.  Approval of Independent Auditors

KPMG Peat Marwick LLP, certified public accountants, were the independent auditors for TrustCo for the year ended December 31, 1994, and the TrustCo Board has again selected and appointed them as the independent auditors for the year ending December 31, 1995. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other non-audit services as may be required of them. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

During the year ended December 31, 1994, KPMG Peat Marwick LLP provided various audit and non-audit professional services to TrustCo. Audit services so provided included examination of the consolidated financial statements of TrustCo, review, assistance and consultation in connection with the filing of the Form 10-K Annual Report with the Securities and Exchange Commission, and assistance with accounting and financial reporting requirements. Non-audit services so provided included the preparation and planning of corporate tax returns.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Item 4.  Other Matters

The TrustCo Board is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

SEC FORM 10-K:

TrustCo Bank Corp NY will provide without charge a copy of its Form 10-K upon written request. Requests and related inquiries should be directed to:
William F. Terry, Secretary, TrustCo Bank Corp NY, P.O. Box 1082,
Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is aware of one firm which is the beneficial owner of more than 5% of the Common Stock as of December 31, 1994: Franklin Resources, Inc., 777 Mariner's Island Boulevard, San Mateo, California, an investment company, which owned 806,365 shares of the Common Stock at December 31, 1994 (5.5%), which figure includes the 10% stock dividend effective October 21, 1994.

Neither TrustCo nor its subsidiaries hold shares of Common Stock as record holder. However, at March 1, 1995, the Trust Department of Trustco Bank held 2,864,794 shares of TrustCo Common
Stock as executor, trustee and agent (19.5% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Officers and Associates

Some of the directors and officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, did not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. As of March 1, 1995 the total amount of such loans represented 5.9% of shareholders' equity of TrustCo.

During the previous calendar year, Trustco Bank has had commercial transactions in the ordinary course of business with companies with which certain of TrustCo's directors are affiliated. No significant business or personal relationship with Trustco Bank existed by virtue of a person's position in TrustCo or in Trustco Bank, or ownership interest in TrustCo.

Insurance for Indemnification of Officers and Directors

TrustCo renewed insurance for the indemnification of its officers and directors and officers and directors of Trustco Bank from the Continental Insurance Company effective for the one (1) year period from September 10, 1994 to September 10, 1995. The cost of this insurance was $84,400, and coverage is provided to all officers and directors of TrustCo and Trustco Bank. The TrustCo Board has no knowledge of any claims made or sum paid pursuant to such insurance policy during 1994.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of TrustCo's equity securities ("Reporting Persons") to file initial reports of ownership and reports of changes of ownership in TrustCo's Common Stock and other equity securities with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulations to furnish TrustCo with copies of all Section 16(a) reports they file.

To TrustCo's knowledge, based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required, during the fiscal year ended December 31, 1994, all
Section 16(a) filing requirements have been met, except that on behalf of Mr. Thompson, TrustCo filed a late report of one transaction in its fiscal 1994 year-end report on Form 5.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE TRUSTCO ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK AND RETURN THE RESPONSE CARD PROVIDED. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE MEETING.

TRUSTCO BANK CORP NY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 15, 1995

The undersigned hereby appoints Harry E. Whittingham and Anthony M. Salerno, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY ("TrustCo") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of TrustCo to be held on May 15, 1995, and at any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR Proposal 1.
1. Proposal for the election of five (5) directors to serve for three (3) year terms, with each to hold office until his successor has been duly elected and qualified or until his earlier death, resignation or removal.
   * FOR ALL NOMINEES listed below (except as marked to the contrary below)
   * WITHOUT AUTHORITY to vote for all nominees listed below
     M. Norman Brickman, Charles W. Carl, Jr., Robert A. McCormick,
     Kenneth C. Petersen, and Philip J. Thompson

INSTRUCTION:  To withhold authority to vote for any individual nominee, strike out the name of any such nominee.

The Board of Directors recommends a vote FOR Proposal 2.

2. Proposal to adopt the 1995 TrustCo Bank Corp NY Stock Option Plan providing for authorized shares of TrustCo common stock issuable to certain eligible employees of TrustCo.
   * FOR     * AGAINST     * ABSTAIN

The Board of Directors recommends a vote FOR Proposal 3.

3. Proposal to ratify the appointment by TrustCo's Board of Directors of KPMG Peat Marwick LLP as the independent certified public accountants of TrustCo for the fiscal year ending December 31, 1995.
   * FOR     * AGAINST     * ABSTAIN

4. With discretionary power upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

(To be completed on other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR Proposals 1 through 3 and in the discretion of the proxies on such other matters as may be properly come before the Annual Meeting or any adjournments or postponements thereof.

Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

Dated ---------------------------, 1995

---------------------------------------
(Signature of Shareholder)

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.